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                                                                  Exhibit 10.12


[LETTERHEAD OF DAWSON]

DAWSON                                            1001 West Pines Road
North American Operations                         Oregon, IL 61061-9570
                                                  815-732-9001
                                                  1-800-852-7404
                                                  Fax: 815-732-2123
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VERNON W. CAIN
President and CEO

                                            April 11, 1996

Dear Ian:

The purpose of this letter is to confirm your appointment to the position of Vice President-SOURCE Development. This letter of understanding will supersede any and all previous letters of understanding regarding your employment. The effective date of your appointment to the position noted above is April 1, 1996.

Your starting base salary will be $110,000.00 annually (same as your previous position) and will be subject to an annual review in June of each year. The first review will be in June 1996. You will report to the Dawson North America President and C.E.O. with dotted-line reporting responsibility to the Dawson Holdings PLC-Group Chief Executive.

You will have an opportunity to earn an annual performance-based bonus. The bonus will be based on the establishment of specific targets for enhancements to the SOURCE system as well as successful implementation of the SOURCE system in other Dawson operations beyond Westwood, Massachusetts. These specific targets must be set by you, agreed to by the Dawson North America President and C.E.O. and ultimately approved by the Dawson Holdings PLC-Group Chief Executive. Once approved, this will become the measurement basis for your bonus opportunity program which will be subject to award on the following scale:

      1.  Meeting all targets                    - 30% of base salary
      2.  Meeting the majority of targets        - 20% of base salary
      3.  Meeting most targets                   - 10% of base salary

      *Definitions:

      1. "Meeting all targets" will constitute completion of the stated system/module/application or other agreed targets on or before the first day of the agreed target implementation window. This means all facilities will be in place, working to specification with required functionality and acceptable performance along with all user acceptance and required training (where applicable) complete.
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Mr. Ian M. Best
April 11, 1996
Page 2


      2. "Meeting the majority of targets" will mean achievement of the requirements as described in definition 1. above with any target deadline(s) which is/are missed being missed by no more than one (1) month and such delay must have minimal negative impact as well as being acceptable within normal operating practice(s) of the business.

      3. "Meeting most targets" will mean achievement of the requirements as described in definition 2. above and any target deadline(s) which is/are missed being missed by no more than two (2) months.

Final review and determination of bonus award will be made jointly by the Dawson North America President and C.E.O. and the Dawson Holdings PLC-Group Chief Executive based on the above criteria; however they reserve the right to exercise managerial judgement to account for special circumstances and/or a particular display of outstanding effort in determining the amount of final bonus award. If actual performance falls below the above described criteria there may be no bonus awarded for a given review period.

For fiscal year 1996 you will need to set targets and receive approval of these by April 30, 1996. In future years, targets should be set and approved no later than November 15.

You will continue to be paid through Faxon-Massachusetts and will be eligible to participate in benefit programs provided to employees of that operation. You will continue to receive the annual three (3) weeks per year vacation allowance.

Provisions for relocation of your family to the U.S. will be the same as stated in your original employment letter dated February 15, 1995; however these will be withdrawn if you have not exercised this right within one (1) year following your signing of this offer unless otherwise mutually agreed prior to that date.

In the event you voluntarily terminate your employment with the company in the future you agree to provide us with a minimum three (3) months notice. This will ensure the successful transition of your responsibilities to a successor. Should you lose your permanent work status, as authorized by the U.S. Government, through no fault of the company, this will constitute voluntary termination on your part.

Should Dawson sell or transfer its ownership of Faxon to another company and the new owners of Faxon determine that your services as an employee are no longer required, or should this change in ownership effect your ability to retain permanent work status in the U.S. which results in your having to terminate your employment at Faxon for this reason which is beyond your control, the company
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Mr. Ian M. Best
April 11, 1996
Page 3


will pay you the equivalent of six (6) months severance which will constitute the company's full and final obligation to you. The severance may be subject to tax withholdings which will be determined at the time of payment.

Due to the sensitive nature of information you will have access to, you agree that at no time prior, during or after your employment by any Dawson company will you disclose any of the company's confidential information, including but not limited to; trade secrets, business and operational plans, financial information, and technical specifications of any type, without the express prior permission of an authorized officer of the company.

Please signify your acceptance of this employment-at-will offer by signing in the space provided below.

I very much look forward to your continued contributions to the Dawson organization.

                                        Sincerely,


                                        /s/ Vernon W. Cain

                                        Vernon W. Cain
                                        President and C.E.O.
                                        Dawson North America

VWC:lb

I agree and accept the above offer:

Signature  /s/ Ian M. Best
          ---------------------------
               Ian M. Best

Date:    April 11, 1996
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